Exhibit 99.1

Natural Alternatives International, Inc.

Announces Fiscal 2008 Results

SAN MARCOS, CALIF, September 22, 2008 /PRNewswire/ —Natural Alternatives International, Inc. (“NAI”) (Nasdaq: NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, today announced a net loss of $371,000 or $0.05 per share for fiscal year 2008. These results included income from continuing operations of $912,000 or $0.13 per diluted share offset by a $1.3 million loss from discontinued operations or $0.18 per share. Net sales from continuing operations decreased by $4.8 million or 5.6% from $86.6 million in fiscal 2007 to $81.8 million in fiscal 2008.

For the fourth quarter of fiscal 2008 revenues from continuing operations increased slightly to $21.5 million from $21.4 million in the prior year period. This increase was primarily due to increased private label contract manufacturing sales partially offset by a decrease in our Dr. Cherry Pathway to Healing® product line sales. The net loss in the fourth quarter of fiscal 2008 was $168,000 or $0.02 per share compared to a net loss of $6.6 million or $0.96 per share in the prior year. The net loss in fiscal 2007 was primarily attributable to the $7.0 million non-cash goodwill impairment charge related to legacy RHL that was discontinued in the fourth quarter of fiscal 2008.

As of June 30, 2008, NAI had cash and working capital of $3.5 million and $18.1 million, respectively, compared to $4.1 million and $16.2 million, respectively, in the prior year. As of June 30, 2008, we had $7.5 million available under our working capital line of credit.

President Randell Weaver stated, “During the fourth quarter of fiscal 2008 in an effort to enhance stockholder value, improve working capital and enable us to focus on our core contract manufacturing businesses, we elected to narrow our branded products focus and portfolio and developed a plan to sell some of our branded products assets. In addition, we have taken steps to significantly reduce our operating costs. While we expect our continuing operations to be profitable, we also expect to incur losses from discontinued operations in the first quarter of fiscal 2009 which are likely to exceed profits from continuing operations. Going forward, we believe focusing on our core private label contract manufacturing operations will significantly improve our overall profitability and allow us to better pursue our growth initiatives.”

CEO Mark LeDoux added, “Our balance sheet remains strong, and we believe the sale of selected assets will further strengthen our balance sheet. Obviously, in today’s economic climate, there are significant challenges. Our strong balance sheet and international scope should position us to meet these challenges effectively. We believe the steps we have taken will enable us to effectively capitalize on opportunities as we move forward.”

NAI, headquartered in San Marcos, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. Our comprehensive partnership approach offers a wide range of innovative nutritional products and services to our clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see our website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to our future growth and financial and operating results, including the amount of our future revenue and profits and our future financial condition, our ability to implement our strategic plans, to enhance stockholder value, improve working capital and reduce operating costs, to grow our contract manufacturing business, to sell our branded products assets, and to develop, maintain or increase sales to new and existing customers. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

SOURCE - Natural Alternatives International, Inc.

CONTACT – Kenneth Wolf, Chief Financial Officer, Natural Alternatives International, Inc., at 760-736-7700 or investor@nai-online.com.

Web site: http://www.nai-online.com

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	June 30, 2008	June 30, 2007
ASSETS
Cash and cash equivalents	$3,518	$4,095
Accounts receivable, net	6,401	4,944
Inventories, net	14,135	13,346
Income tax receivable	1,354	546
Current assets of discontinued operations	6,379	2,758
Other current assets	1,969	2,195

Total current assets	33,756	27,884
Property and equipment, net	12,823	14,483
Other noncurrent assets, net	431	169
Long-term assets of discontinued operations	—	4,844

Total Assets	$47,010	$47,380

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued liabilities	$10,034	$8,413
Current portion of long-term debt	2,730	1,825
Current liabilities of discontinued operations	2,882	1,430
Deferred income taxes	—	223
Deferred rent	1,164	1,238
Long-term debt, less current portion	—	2,756
Long-term pension liability	198	76
Long-term liabilities of discontinued operations	—	1,397

Total Liabilities	17,008	17,358

Stockholders’ Equity	30,002	30,022

Total Liabilities and Stockholders’ Equity	$47,010	$47,380

NATURAL ALTERNATIVES INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,				For The Year Ended June 30,
	2008		2007		2008		2007
NET SALES	$21,547	100.0%	$21,365	100.0%	$81,755	100.0%	$86,566	100.0%
Cost of goods sold	18,316	85.0%	17,952	84.0%	68,843	84.2%	70,844	81.8%

Gross profit	3,231	15.0%	3,413	16.0%	12,912	15.8%	15,722	18.2%

Selling, general & administrative expenses	2,950	13.7%	2,773	13.0%	11,838	14.5%	11,956	13.8%

OPERATING INCOME FROM CONTINUING OPERATIONS	281	1.3%	640	3.0%	1,074	1.3%	3,766	4.4%

Other income (expense), net	(44)	-0.2%	47	0.2%	102	0.1%	(320)	-0.4%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	237	1.1%	687	3.2%	1,176	1.4%	3,446	4.0%

Provision for income taxes	240		357		264		739

(LOSS) INCOME FROM CONTINUING OPERATIONS	(3)	0.0%	330	1.5%	912	1.1%	2,707	3.1%
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	(165)	-0.8%	(6,925)	-32.4%	(1,283)	-1.6%	(7,992)	-9.2%

NET LOSS	$(168)		$(6,595)		$(371)		$(5,285)

NET INCOME (LOSS) PER COMMON SHARE:
Basic:
Continuing Operations	$(0.00)		$0.05		$0.13		$0.40
Discontinued Operations	$(0.02)		$(1.01)		$(0.18)		$(1.17)

Net Loss	$(0.02)		$(0.96)		$(0.05)		$(0.77)

Diluted:
Continuing Operations	$(0.00)		$0.04		$0.13		$0.37
Discontinued Operations	$(0.02)		$(0.97)		$(0.18)		$(1.11)

Net Loss	$(0.02)		$(0.93)		$(0.05)		$(0.74)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	7,023		6,898		6,983		6,836

Diluted	7,023		7,124		7,038		7,176